Manchester Inc. Signs Definitive Agreement to Acquire Americars of San Antonio, Texas

DALLAS, May 31 -- Manchester Inc. (OTC Bulletin Board: MNCS) today announced that the Company has signed a definitive agreement to acquire all of the outstanding stock of JC Wink Inc., doing business as 'Americars,' in an all cash transaction. The agreement targets a closing date of June 4, 2007 or as soon thereafter as all contemplated due diligence is completed and closing conditions are satisfied.

Americars is one of several strategic dealerships Manchester Inc. has been negotiating to acquire as it continues to build its 'Buy-Here/Pay-Here' used car businesses in the Central Texas market, from Georgetown in the North to San Antonio in the South. Yesterday, the Company announced the signing of a letter of intent to acquire Quick Car Credit Inc. d/b/a Capitol Car Sales and Thrifty Cars Sales, Inc. and its related finance company, Texas Auto Credit Solutions Corporation. Capitol Car Sales operates four lots in the Austin, Texas metro area.

Manchester Inc. is in active discussions with other dealers in the central Texas market which, when added to the Americars and Capitol Car Sales dealerships, will make Manchester Inc. a significant presence in the central Texas market.

Americars is owned by South Texas banker and former Hondo, Texas new car dealer (Chevy Buick Oldsmobile Pontiac) John C. 'Jackie' Winkler. Americars was organized in 1998 and currently operates one large Buy-Here/Pay-Here outlet and a separate service center in San Antonio, Texas.

Richard Gaines, Executive Vice President of Corporate Development for Manchester Inc. stated, 'When Americars and Capitol Car Sales are added to the other dealers with which Manchester Inc. is in active discussions, the Company's group acquisition strategy will be fully implemented. Through these acquisitions, Manchester Inc. will have a significant group of established dealerships that provide operational, managerial, as well as strategic and efficiency advantages for Manchester. As a group, the companies with which we are in discussions plus Americars and Capitol Car Sales have the potential to sell 1,500 vehicles per month and generate as much as $200 million in annual sales. By developing through acquisitions and enabling the dealerships to individually expand within their local territories, the goal of Manchester Inc. is to become the preeminent Buy-Here/Pay-Here company in the country.'

About Manchester Inc.

Manchester Inc. ('Manchester') headquartered in Dallas, Texas, is seeking to create the preeminent company in the Buy-Here/Pay-Here auto business. Manchester intends to sell acquired and newly generated receivable portfolios through a securitization process. Buy-Here/Pay-Here dealerships sell and finance used cars to individuals with limited credit histories or past credit problems, generally financing sales contacts ranging from 24-48 months. On October 4, 2006, Manchester acquired Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. Nice Cars, Inc., headquartered in Ft. Olgethorpe, Georgia, operates six automotive sales lots that focus exclusively on the Buy- Here/Pay-Here segment of the used car market.

On December 29, 2006 Manchester acquired F.S. English, Inc. (now operating as Freedom Auto Sales) and GNAC, Inc. (now operating as Freedom Auto Acceptance), headquartered in Indianapolis, Indiana. Freedom Auto Sales operates three automotive sales lots that focus exclusively on the Buy- Here/Pay-Here segment of the used car market.

This press release contains 'forward-looking statements' as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Manchester cannot provide assurances that any prospective acquisitions or other matters described in the press release will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential from war or other hostilities in other parts of the world; availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with competitive developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Manchester SEC filings. Manchester undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the business of Manchester, please refer to the risks and uncertainties detailed in the Manchester SEC filings.

SOURCE Manchester, Inc.

Source: PR Newswire (May 31, 2007 - 8:30 AM EDT)

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